Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 11, 2021, relating to the consolidated financial statements and financial statement schedules of Brixmor Property Group, Inc. and Subsidiaries, and the effectiveness of Brixmor Property Group Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brixmor Property Group Inc. and Subsidiaries for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

May 28, 2021